EXHIBIT 99.1

Susser Holdings Announces Pricing of Private Offering of Senior Notes

CORPUS CHRISTI, Texas, October 31, 2007 – Susser Holdings Corporation (NASDAQ: SUSS) today announced that Susser Holdings, L.L.C. and Susser Finance Corporation (indirect subsidiaries of Susser Holdings Corporation and, collectively, the “Issuers”) have priced their private offering of $150 million aggregate principal amount of 10-5/8% Senior Notes due 2013 (the “Notes”).

The Notes will be sold to investors at a price of 102.5% of the principal amount thereof, plus accrued interest from June 15, 2007. The Notes will have identical terms to the Issuers’ existing 10-5/8% Senior Notes due 2013, of which $120 million aggregate principal amount are currently outstanding. The Notes will bear interest at an annual rate of 10-5/8% and mature on December 15, 2013. The first interest payment on the Notes will be payable on December 15, 2007, and interest will accrue on the Notes from June 15, 2007.

The issuers will use the net proceeds from the sale of the Notes, together with borrowings under the Issuers’ new revolving credit and term loan facilities, a concurrent sale/leaseback transaction and cash on hand, to fund the previously announced acquisition by Susser of TCFS Holdings, Inc., a Texas corporation and the parent of the Town & Country Food Stores chain of convenience stores (“TCFS”). The Notes offering is currently scheduled to close on November 13, 2007, subject to satisfaction and waiver of certain conditions, including the concurrent closing of the acquisition of TCFS by Susser Holdings Corporation and the other related financing transactions.

The Notes will be offered only to qualified institutional buyers under Rule 144A and to persons outside the United States under Regulation S under the Securities Act of 1933, as amended (the “Securities Act”). The Notes have not been registered under the Securities Act and, unless so registered, may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and other applicable securities laws.

This news release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the Notes in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Cautionary Statement Concerning Forward-Looking Information

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The statements regarding Susser Holdings Corporation and its subsidiaries contained in this release that are not historical in nature, particularly those relating to the expectations regarding the closing of the Notes offering and consummation of the TCFS acquisition and other related financing transactions, are forward-looking statements based on current expectations and assumptions, and entail various risks and uncertainties that could cause actual results to differ materially from those expressed in such forward-looking statements.